Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated and effective as of December 29, 2009 (the “Effective Date”), between Enable Holdings, Inc., a Delaware corporation, together with its affiliates, subsidiaries, successors and assigns (the “Company”) and Miguel A. Martinez, an individual (the “Executive”).  This Agreement shall not be effective in any respect if the Company does not successfully complete the $3,750,000 private placement of the Company’s Series 1 Preferred Stock which it is undertaking immediately prior to the Effective Date.

17.           Employment Period.  As of the Effective Date, the Company shall employ the Executive, and the Executive agrees to be employed by Company in the position of Chief Financial Officer in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the day which is the second anniversary of the Effective Date, unless terminated in accordance with the provisions of Section 11, in which case the provisions of Section 11 shall control (the “Term”). Upon expiration of the Term and thereafter, it shall automatically renew itself and continue in full force and effect from year to year unless written notice of election not to renew, or written notice of election to modify any provision of this Agreement, is given by one party, and received by the other not later than 60 days prior to the expiration of this Agreement or any extension hereto.

The Executive and the Company affirm and acknowledge that the Executive shall be employed by the Company as an employee at will and shall be treated as such an employee at will is so treated under the laws of the State of Illinois.

The Executive affirms that, except as otherwise set forth herein, no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

18.           Position and Duties.  During the Term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of Chief Financial Officer.  The Executive agrees to devote his working time, as set forth in Section 4 hereof, utilizing his skill, energy and best business efforts on behalf of the Company.  Notwithstanding anything to the contrary contained herein, upon written notice to the Board of Directors (the “Board”) the Executive may hold officer and non-executive director positions (or the equivalent position) in or at other entities not inconsistent with the best interests of the Company so long as the Board has not provided Executive written notice that it has determined that such activities will interfere with his ability to perform his duties and responsibilities hereunder.

19.           No Conflicts.  The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, acquire any interest of any type in any other business (except for an ownership interest of not more than 1% of a publicly traded entity) or engage in any activities that conflict with the Company’s best interests or which is in competition with the Company.

20.           Days/Hours of Work and Work Week.  The Executive shall normally work 5 days per week and his hours of work shall be appropriate to the nature of the Executive’s duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive’s work schedule.

21.           Employment Location.  The locus of the Executive’s employment with the Company shall be the Company’s principal executive office which is currently located at 1140 W. Thorndale Avenue, Itasca, Illinois 60143.

22.           Compensation.

(a)           Base Salary.  During the first 12 months of the Term, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, an annual salary of $120,000, less all applicable taxes and other appropriate deductions.  The Company’s Board shall annually review the Executive’s base salary to determine whether such salary should be increased and the amount of any such increase shall be within the Board’s sole discretion.

(b)           Performance Bonus.  Subsequent to the execution of this Agreement, the Board, based on the recommendation of its Compensation Committee, shall work to put in place a fair performance bonus program that will reward the Executive for the Company’s performance and for the Company’s hitting certain milestones that are determined in advance by the Board.

(c)           Equity Compensation.  Executive shall be eligible to receive, from time to time, equity compensation pursuant to the Company’s 2005 Equity Incentive Plan or other similar incentive plan, as determined by the Board, based on guidelines and procedures established by the Board.

23.           Business Expenses.  During the Term of this Agreement, the Executive shall be entitled to payment or reimbursement of any and all reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company.  All requests by the Executive for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Executive, in fact, incurred or paid said expenses and shall approved by the Chairman of the Company’s Audit Committee.

24.           Vacation.  During the Term of this Agreement, the Executive shall be entitled to accrue 20 vacation days per year.  The Executive shall be entitled to carry over any accrued, unused vacation days from year to year not to exceed a carryover of 10 vacation days per year.

25.           Equity Compensation.  The Executive shall be granted, subject to the approval of the Board, equity compensation pursuant to the Company’s 2005 Equity Incentive Plan.  Such equity compensation shall be determined by the Board in its sole discretion and presented to the Executive prior to the Effective Date.  Any such equity compensation shall be granted at an exercise price equal to the fair market value of the Common Stock as of the date of grant.  The equity compensation granted pursuant to this Section and each subsequent grant of equity compensation granted to the Executive during the Term shall be evidenced by a written agreement.

26.           Other Benefits.  During the Term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s executive employees.

27.           Termination of Employment.

(a)           Death.  In the event that, during the Term of this Agreement, the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of death, including any carryover days. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)           Disability.  In the event that, during the Term of this Agreement, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability, as defined below, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of Disability, including any carryover days.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company.  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that, in the Board’s discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Executive’s affliction, one of whom shall be chosen by the Board and one of whom shall be chosen by the Executive, prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than six consecutive months.

(c)           Cause.

(i)           At any time during the Term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (a) the willful and continued failure of the Executive to substantially perform his duties to and responsibilities for the Company (other than any such failure resulting from a Disability); (b) the conviction of, or plea of guilty or nolo contendere to a felony; or (c) fraud, dishonesty, competition with the Company, unauthorized use of any of the Company’s or any subsidiary’s trade secrets or confidential information, a material breach of the Company’s policies or codes of conduct, a willful or material breach of any agreement between the Executive and the Company, including this Agreement, or gross misconduct which is materially and demonstratively injurious to the Company.

(ii)           Termination of the Executive for Cause shall be made by delivery to the Executive of written notice from the Board specifying the basis of the Executive’s termination is for Cause, describing the conduct or circumstances justifying termination for Cause, and indicating that the Board has found that such conduct or circumstances has occurred and warrants the Executive’s termination of employment for Cause.  Upon receipt of such demand or notice, the Executive, shall be entitled to appear before the Board for the purpose of demonstrating that the conduct indicated does not exist or that breach of 11(c)(i)(A) has been cured.  After such appearance, the Board shall make a final determination on the existence of a basis warranting Executive’s termination for Cause. No termination for Cause will be final until the Board has reached such a determination.

(iii)           Upon termination of Executive’s employment for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary through the Executive’s last day of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)           Good Reason.

(i)           At any time during the Term of this Agreement, subject to the conditions set forth in Section 11(d)(iii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for Good Reason.  For purposes of this Agreement, Good Reason shall mean the occurrence, without the Executive’s consent, of any of the following events:  (A) the assignment of duties and responsibilities that are inconsistent with and reflect a substantial diminution in the duties and responsibilities assumed by the Executive on the Effective Date; (B) a Change of Control (as defined in Section 11(d)(ii) herein below) that results in the termination of the Executive’s employment with the Company or a material adverse change in the Executive’s duties and responsibilities or, as applicable, in connection with which the successor does not agree to assume, or is not deemed to assume by operation of law, the Company’s obligations under this Agreement; (C) a material breach of this Agreement by the Company; (D) a relocation of the Company’s principal executive offices to a location that is greater than 50 miles from its current location; or (E) a reduction in the Executive’s base salary or a material reduction in other benefits, as described in Section 10(a), other than reductions generally applicable to executives of the Company.

(ii)           For purposes of this Agreement, “Change of Control” means:  (A) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (B) any person or persons (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the  holders of voting securities of the Company as of the Effective Date, shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of 51% or more of outstanding voting securities of the Company; or (C) consummation by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeree acquires more than 51% of the then outstanding voting securities of the Company.

(iii)           The Executive shall be entitled to terminate this Agreement for Good Reason if Executive has delivered to the Company written notice of his intention to terminate this Agreement for Good Reason promptly, and in no event longer than 5 business days, after either the date on which the Executive (A) receives written notice from the Company of the occurrence of an event within the meaning of Good Reason under Section 11(d)(i) or (B) obtains actual knowledge of the occurrence of an event within the meaning of Good Reason under Section 11(d)(i) and which provides, in reasonable detail, the circumstances of the occurrence of the event; provided, however, that the Executive shall not be entitled to terminate this Agreement for Good Cause if the Company eliminates such event or circumstances within 10 days of the Company’s receipt of the written notice described in this Section.

(iv)           In the event that Executive terminates this Agreement for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company, including any carryover days. In addition, the Company shall pay Executive in 4 equal semi-monthly installments as severance an amount equal to the Executive’s annual base salary on the date of the termination of this Agreement in accordance with the Company’s standard payroll schedule less all applicable taxes and other appropriate deductions and adjustments pursuant to the Company’s employee compensation policies in effect on such date and provided the Executive agrees to execute the Company’s standard separation and release agreement and Executive shall receive for a period of 12 months following the date of termination, coverage, at the Company’s expense, under the Benefits Plans; provided, however, that continued coverage shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e)           Without Cause.

(i)           By The Executive.  At any time during the Term of this Agreement, the Executive shall be entitled to terminate this Agreement without Cause by providing 30 days prior written notice of such intent to terminate to the Company.  Upon termination by the Executive of this Agreement pursuant to this Section, the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary, pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii)           By The Company.  At any time during the Term of this Agreement, the Company shall be entitled to terminate this Agreement without Cause by providing 30 days prior written notice of such intent to the Executive.  Upon termination by the Company of this Agreement without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company, including any carryover days.  In addition, so long as Executive has not and does not violate the provisions of Sections 12 and 13 of this Agreement, the Company shall pay or provide to the Executive as severance in 4 equal semi-monthly installments an amount equal to the Executive’s annual base salary on the date of the termination of this Agreement in accordance with the Company’s standard payroll schedule less all applicable taxes and other appropriate deductions and adjustments pursuant to the Company’s employee compensation policies in effect on such date and provided the Executive agrees to execute the Company’s standard separation and release agreement and Executive shall receive for a period of 12 months following the date of termination, payment or reimbursement, at the Company’s expense, of Executive’s COBRA rights under the Benefits Plans (if Executive elects COBRA continuation); provided, however, that such continued benefit plan coverage shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

28.           Confidential Information.

(a)           The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers (“Confidential Information”). The term “Confidential Information” includes, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

(b)           Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity the Confidential Information, whether or not prepared or developed by the Executive.  Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend:  (i) lists of and/or information concerning customers, suppliers, employees, consultants, and/or co-venturers of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) information concerning the business of the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) technical information concerning products and services of the Company, its affiliates and/or its clients or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients or customers; (vi) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its affiliates and/or its clients or customers; (vii) any other information disclosed to the Executive by, or which the Executive obtained under a duty of confidence from, the Company, its affiliates and/or its clients or customers; (viii) all other information concerning the Company not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business of the Company, its affiliates and/or its clients or customers. Confidential Information shall not include (i) information which is in the public domain or which enters the public domain without the fault of Executive, (ii) information which was in the possession of Executive in written or other documentary form prior to the time of disclosure by the Company to Executive, and (iii) information which is required by Executive to be disclosed in legal proceedings, including pursuant to subpoena or court order.

(c)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d)           In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

29.           Ownership and Assignment of Inventions.

(a)           The Executive acknowledges that, in connection with his duties and responsibilities relating to his employment with the Company, he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books (except for business addresses and business address books not related to the Company), documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials to the extent that any of the same relate to any actual or reasonably anticipated business of the Company or any of the Company’s affiliates (“Inventions”).  Executive expressly acknowledges that all of his activities and efforts relating to any Inventions, whether or not performed during his or the Company’s regular business hours, are within the scope of his employment with the Company and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.  The Executive also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Inventions.

(b)           The Executive expressly acknowledges and agrees to assign to the Company, and hereby assigns to the Company, all of the Executive’s right, title and interest in and to all Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.

(c)           In connection with all Inventions, the Executive agrees to disclose any Invention promptly to the Company and to no other person or entity.  The Executive further agrees to execute promptly, at the Company’s request, specific written assignments of the Executive’s right, title and interest in any Inventions, and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Invention in the United States or other countries.

30.           Indemnification.  The Company hereby covenants and agrees to indemnify the Executive to the fullest extent permitted by law and to hold the Executive harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of his job duties pursuant to this Agreement.  The Company also hereby agrees to cover the Executive under a directors’ and officers’ liability insurance policy at all times while an employee and for the applicable statute of limitations after termination hereof, with such coverage no less favorable than that given to other executive employees of the Company.

31.           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

Enable Holdings, Inc.
1140 W. Thorndale Avenue
Itasca, Illinois 60143

If to the Executive:

Miguel A. Martinez, Jr.

___________________

___________________

32.           Miscellaneous.

(a)           Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company’s business.

(b)           All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to that State’s principles of conflicts of law.  The Executive hereby consents to jurisdiction in the courts of Illinois.

(c)           The Parties agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(d)           The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 12 and 13 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 12 and 13 of this Agreement.  The Parties agree that any pursuit of equitable relief in respect of Sections 12 and 13 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 15 of this Agreement.

(e)           Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(f)           The Parties independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary.  The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect.  Each party has participated fully and equally in the negotiation and drafting of this Agreement.

(g)           The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns.

(h)           This instrument constitutes the entire Agreement between the Parties regarding its subject matter.  When signed by all Parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement.  In any future construction of this Agreement, this Agreement should be given its plain meaning.  This Agreement may be amended only by a writing signed by the Parties.

(i)           This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the Parties’ entry into this Agreement.  The Parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.  This Agreement contains headings for ease of reference.  The headings have no independent meaning.

[SIGNATURE PAGE FOLLOWS]

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF.  THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

UNDERSTOOD, AGREED, AND ACCEPTED:

EXECUTIVE	COMPANY

Miguel A. Martinez, Jr.	Enable Holdings, Inc.

/s/ Miguel A. Martinez Jr	By:
Name: _________________________________________
Title: ___________________________________

Date: ______________	Date: _______________